                                                                    Exhibit 99.1


                                (EPIMMUNE LOGO)
               5820 Nancy Ridge Drive, San Diego, California 92121
                   Phone: (858) 860-2500- Fax: (858) 860-2600


FOR FURTHER INFORMATION


AT EPIMMUNE:                  AT FRB | WEBER SHANDWICK:
Robert De Vaere               Kristen McNally                        Tricia Ross
VP, Finance & Admin.          General Information                    Investor/Analyst Information
& CFO                         (310) 407-6548                         (310) 407-6540
(858) 860-2500                kmcnally@webershandwick.com            tross@webershandwick.com

FOR IMMEDIATE RELEASE
SEPTEMBER 3, 2003

  EPIMMUNE PROVIDES UPDATE ON CLINICAL TRIALS AND ANNOUNCES WORKFORCE REDUCTION
             TO FOCUS ON ITS MOST STRATEGICALLY IMPORTANT PROGRAMS

SAN DIEGO, SEPTEMBER 3, 2003 - EPIMMUNE INC. (NASDAQ: EPMN) today provided an update of its three ongoing clinical trials in HIV, lung cancer and colorectal cancer, and the Company announced a workforce reduction aimed at focusing its resources on the most advanced clinical programs and its sponsored and partnered programs. The restructuring and other cost-cutting measures, together with management's assumptions regarding sponsored and partnered programs, are designed to provide operating funds sufficient to obtain results from ongoing clinical trials in HIV and cancer. In addition to its clinical programs, Epimmune has a partnership with Genencor International in several infectious disease indications and has a number of grants and contracts from the National Institutes of Health (NIH) covering both infectious diseases and cancer.

Epimmune will reduce its research and administrative staff by 11 individuals or 23%, which will result in a one-time restructuring charge of approximately $350,000 in the third quarter ending September 30, 2003. Epimmune will provide its employees affected by the workforce reduction with severance and human resources support to assist with outplacement. The restructuring and other cost-cutting measures are expected to result in an annualized cost savings of approximately $1.7 million.

Dr. Emile Loria, President and CEO of Epimmune said, "This workforce reduction and the other cost-cutting measures we implemented today furthers our strategic shift from a research-based to a development-based organization. We will focus our resources on our most advanced clinical programs, which we believe have the greatest potential to create value for Epimmune and its stockholders, and continue to execute our funded, sponsored and partnered programs. While we are currently exploring fundraising options with our financial advisor, we anticipate that, with the measures we have implemented today, together with our assumptions regarding sponsored and partnered programs, we will generate sufficient operating funds to obtain the results from our current HIV and cancer clinical trials, even without additional fundraising."

                                    - more -

  FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and is receiving compensation therefor.

    The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

Epimmune Inc.
Page 2 of 3


The Company provided an update of its three ongoing clinical trials in HIV, lung cancer and colorectal cancer. Following is a summary of the current status of each of those:

HIV TRIALS

The Company, with sponsorship from the NIH, is conducting a Phase I/II trial of its EP HIV-1090 therapeutic, multi-epitope vaccine candidate in HIV-infected patients at the University of Colorado Health Sciences Center. The trial is a double-blind, placebo-controlled, dose-escalation study with four dose groups of approximately ten patients each. The Company has completed enrollment of the first two dose groups and is now testing the third dose level. The primary endpoints of the trial are safety and immunogenicity, or the effect on the immune system as measured by the quantity and breadth of cytotoxic T cells generated, with interim results expected to be announced in the second quarter of 2004.

The Company also recently announced that the same vaccine candidate (EP HIV-1090) was being tested in a Phase I prophylactic trial by the NIH and HIV Vaccine Trials Network (HVTN) in the U.S. and Africa. The HVTN and the Botswana Ministry of Health announced in July that the first two subjects had been injected in Africa as well as other volunteers at the two U.S. trial sites. This trial is also a placebo-controlled, dose-escalation study with three dose groups and a planned enrollment of a total of 42 subjects. Each subject is expected to be followed for at least 18 months.

LUNG AND COLORECTAL CANCER

The Company is conducting two Phase I/II trials, one in lung cancer and one in colorectal cancer, at 10 clinical sites of its vaccine candidate, EP-2101. The vaccine candidate includes proprietary native epitopes as well as modified, or analog epitopes that are designed to enhance the potency of the T cell response. Patients enrolled in the trials will have had surgery to remove all detectable cancer cells and are generally expected to have normal immune system function. Each patient will receive six injections of the vaccine.

Target enrollment for both the lung cancer and colorectal cancer trial is 12 patients. Current enrollment is three patients in the lung cancer trial and six patients in the colorectal cancer trial. The primary endpoints of the trials are safety and immunogenicity. Final data from both trials is expected in the second quarter of 2004.

In a separate announcement, the Company reported the resignation of Michael J. Ross from Epimmune's Board of Directors. The Company's Board of Directors now consists of six Directors, five of whom are independent.

ABOUT EPIMMUNE INC.

Epimmune Inc., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic drug candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as

                                     -more-

Epimmune Inc.
Page 3 of 3



breast, colon, lung and prostate. The Company's preventative drug candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. For more information on Epimmune, visit www.epimmune.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including the utility of the Company's technology, the cost savings expected from the restructuring and other cost-saving measures, the Company's assumptions regarding sponsored and partnered programs, the anticipated benefits of the EP HIV-1090 and EP-2101 vaccine candidates and the expectation of the timing for enrollment and completion and for interim and final data analysis of the Company's Phase I/II trials in HIV and lung cancer and colorectal cancer. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the restructuring and other cost-cutting measures along with the Company's assumptions regarding sponsored and partnered programs do not result in the anticipated cost savings or give the Company the ability to obtain the results from its current clinical trials in HIV and cancer, the risk that, even with the assistance of a financial advisor, the Company is not able to identify and close on any new sources of cash which could lead to cancellation or postponement of some or all of the Company's clinical programs, the ability of epitope-based products to control infectious diseases and cancer, the safety and efficacy of epitope-based products in humans, the timing and cost of enrollment and conducting the Phase I/II human clinical trials for HIV, lung cancer and colorectal cancer, the regulatory approval process, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of HIV-1090 or EP-2101. These factors are more fully discussed in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002, the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2003 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.



                                      ###